NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700

	Chief Financial Officer	John C. Rickel	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors/Media	Russell A. Johnson	(713) 513-9515

FOR IMMEDIATE RELEASE
THURSDAY, MAY 25, 2006

GROUP 1 AUTOMOTIVE STOCKHOLDERS ELECT HESTERBERG AND HOWARD TO ADDITIONAL THREE-YEAR TERMS AS
DIRECTORS

Treasurer Appointed

HOUSTON, May 25, 2006 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, announced that stockholders elected directors Earl J. Hesterberg and Robert E. Howard II to additional three-year terms at the company’s annual meeting held today.

Hesterberg, 52, Group 1’s president and chief executive officer, has served as director since April 2005. Prior to joining Group 1, Hesterberg served as group vice president, North America marketing, sales and service for Ford Motor Company since October 2004. From July 1999 to September 2004, he served as vice president, marketing, sales and service for Ford of Europe. He also served as president and chief executive officer of Gulf States Toyota, and held various senior sales, marketing, general management, and parts and service positions with Nissan Motor Corporation in U.S.A. and Nissan Europe.

Howard, 59, a co-founder of Group 1, has served as director since April 1997 and was president of the Bob Howard Auto Group from November 1997 through November 2002. Howard has nearly 40 years of experience in the automotive retailing industry and serves as a commissioner of the Oklahoma Motor Vehicle Commission.

“We are pleased that the board will have the involvement and participation of these two very knowledgeable and experienced gentlemen,” said John L. Adams, Group 1’s chairman.

Additionally, stockholders approved an amendment to Group 1’s 1998 Employee Stock Purchase Plan, increasing the number of shares available for issuance from 2,000,000 to 2,500,000 and extending the duration of the plan to March 6, 2016. They also ratified the appointment by the audit committee of Ernst & Young LLP as independent auditors of Group 1 for the year ended Dec. 31, 2006.

Treasurer Appointed
Group 1 also announced the appointment of Kim Craig, 40, as treasurer effective June 5. Craig has extensive experience in treasury, strategic planning, financial analysis and business communications. Prior to joining Group 1, she worked at BMC Software Corporation, Duke Energy Corporation and ConocoPhillips. Craig will report to John C. Rickel, senior vice president and chief financial officer.

About Group 1 Automotive, Inc.
Group 1 owns 95 automotive dealerships comprised of 138 franchises, 32 brands and 30 collision service centers in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Hampshire, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.